PRICING SUPPLEMENT NO. 23                                                       Rule 424 (b) (2)
TRADE DATE  May 11th and 12th, 1999                                             Registration No. 333-69065
(To Prospectus Supplement dated on January 5, 1999 including the
Prospectus dated December 28, 1998)                                             CUSIP Number: 89350LJR4




                                                           $4,000,000,000.00
                                                  TRANSAMERICA FINANCE CORPORATION
                                                     MEDIUM-TERM NOTES, SERIES F
                                               Due 9 Months or More from Date of Issue



Floating Rate Note         ( )                                                  Fixed Rate Note (x)
Senior Medium-Term Note    (x)                                                  Subordinated Medium-Term Note ( )

Principal Amount:            $  100,000,000.00                                  Issue Price:                 100%
Original Issue Date:         May 14, 1999                                       Specified Currency:          US Dollars
Interest Accrual Date:       May 14, 1999                                       Maturity Date:               May 14, 2004
Interest Rate:               6.37% per annum

Redemtion Date(s):           None                                               New Maturity Date(s):
                                                                                Notice of Renewal Date(s):
Redemption Price(s):         N/A


Authorized  Denominations (if other than  denominations of $1,000 and           Index Currency:
intergal multiples of $1,000 in excess thereof on US Dollars): N/A              Interest Reset Period:
                                                                                Interest Reset Dates:
Repayment Date(s):                            None
                                                                                Interest Payment Period:     Semi-annual
Repayment Price(s):                           N/A                               Interest Payment Dates:      March 1 & September 1
                                                                                                             (or following
Original Issue Discount                                                                                      business day)
Note:                                         ( ) Yes   (x) No
Total Amount of OID:                          N/A                               Global Security:              (x) Yes ( ) No
Yield to Maturity:                            N/A                               Exchange Rate Agent:          N/A
Initial Accrual Period OID:                   N/A                               Historical Exchange Rate:     N/A
Method Used to Determine Yield
to Maturity and Initial Accrual Period OID:   N/A                               Spread (plus or minus):       N/A
                                                                                Spread Multiplier:            N/A
                                                                                Maximum Interest Rate:        N/A
                                                                                Minimum Interest Rate:        N/A
(Only applicable to Floating Rate Notes):                                       Calculation Rate Agent:       N/A
         Initial Interest Rate:     N/A
         Index Maturity:   N/A                                                  Name of Agent: Warburg Dillon Read, SG Cowen,
         Base Rate(s)      N/A                                                  Chase Securities, & Morgan Stanley

                  If LIBOR, Designated LIBOR page:                              Agent's Discount or Commission:  $500,000.00
                  ( ) LIBOR Reuters                                             Net Proceeds to Company:         $99,500,000.00
                  ( ) LIBOR Telerate page 3750


(x) Warburg Dillon Read, SG Cowen, and Chase Securities are acting as Agents for the sale of Notes by the Company at a price to the public of (x) 100% of Principal  Amount ( ) % of Principal Amount

(x) Morgan Stanley is purchasing Notes from the Company as Principal  at 100% of the  principal  amount for resale to investors  and other purchasers at: ( ) a fixed  initial  public  offering  price of _____% of the  principal  amount;
( ) varying prices relating to prevailing market prices at a time of resale to be determined by Agent.

